                             AGREEMENT OF AMENDMENT


                                 BY AND BETWEEN


                          COMPUTER SCIENCES CORPORATION


                                       AND


                     MANUFACTURERS LIFE INSURANCE COMPANY OF

                                  NORTH AMERICA







Document date: March 19, 1999






                            NOTICE OF CONFIDENTIALITY

This Agreement contains confidential information. The sole owner of the technical information included herein is Computer Sciences Corporation. Disclosure of any information included herein to others is expressly prohibited.




                CSC Financial Services Legal Department Use Only:

Enabled for:  [ ] Application Value Management        [X] Data Processing

              [X] Development & Consulting            [ ] Facilities Management

              [X] Software Products                   [ ] System Integration


Confidential                        Page 1 of 13                        04/17/00

                             AGREEMENT OF AMENDMENT
--------------------------------------------------------------------------------

Computer Sciences Corporation ("CSC") and Manufacturers Life Insurance Company ("Customer") agree to amend the CSC Customer Agreement dated April 1, 1998 (the "Agreement") now in effect between them as provided below.


1.       The following Exhibits are added to the Agreement:

         a)   Remote Service Exhibit

         b)   Vantage-One License Exhibit

         c)   Vantage-One Enhancement and Support Exhibit

         d)   Work Assignment 002


2. Section 1: Incorporation of Agreement of Work Assignment 001, dated April 1, 1998 is hereby amended by deleting the incorrect inserted handwritten date of "November 1, 1996", and inserting the correct date of "April 1, 1998".


3. This Agreement and the Exhibits listed above shall become effective on and be dated as of March 31, 1999.





Customer                                    CSC


MANUFACTURERS LIFE INSURANCE COMPANY        COMPUTER SCIENCES CORPORATION
         OF NORTH AMERICA                   9500 Arboretum Blvd.
116 Huntington Avenue                       Austin, Texas  78759
Boston, MA  02116



by:__________________________________    by:___________________________________

                (signature)                              (signature)



name:________________________________    name:_________________________________

                (printed)                                (printed)



title:_______________________________    title:________________________________



date:________________________________    date:_________________________________



Confidential                        Page 2 of 13                        04/17/00

                             REMOTE SERVICE EXHIBIT

         This Exhibit is a part of the CSC Customer Agreement dated April 1, 1998 (the "Agreement"), between Computer Sciences Corporation, successor in interest to CSC Continuum Inc. ("CSC") and Manufacturers Life Insurance Company of North America ("Customer"). All terms of the Agreement apply to this Exhibit.


1.       DEFINITIONS

1.1 System -- means the elements of the CSC Software Product known as the VANTAGE-ONE System, mainframe release number 11.0 (mainframe version), specifically the VANTAGE-ONE Annuities Administration, and Distribution Support System components. Pursuant to a future Work Assignment, Customer may upgrade, without an additional license fees to release number 15.0. CSC will, upon written request of Customer during the term of this Exhibit, deliver to Customer a then-current copy of the System, to which Customer shall have a license on the same terms as the Vantage-One License Exhibit that is part of this Agreement. However, CSC shall have no obligation pursuant to the Vantage-One Enhancement and Support Exhibit to support any modifications to the System.

1.2 Facilities -- means CSC's data processing equipment and information technology support personnel used to provide and support remote terminal access to the System for the maintenance of records, processing of information and the generation of output with the respect thereto.

1.3 Contracts -- means Customer's annuity contracts generally described as fixed and variable type annuities.

1.4 Data -- means such information and data as Customer determines is to be input into the System, which shall include all information or data required to maintain the records and generate the output related to the Contracts.

2.       REMOTE PROCESSING ARRANGEMENT

2.1 Implementation. CSC shall code and test System tables, establish customer service procedures, coordinate telecommunication installation, and provide implementation project management required to begin processing the Contracts using the System and the Facilities.

2.2 CSC's Obligations. CSC hereby agrees to provide Customer the use of the System and Facilities to maintain records of Data transmitted to it by Customer with respect to such Contracts and to deliver or transmit to Customer such output as is generated by the use of the System and Facilities. CSC will make on-line access to the System available to Customer between the hours of 6:00 a.m. and 7:00 p.m., Central Time, Monday through Friday, except for such holidays as are observed by the New York Stock Exchange.
         Access to the System at other times will be by mutual agreement.

2.3 Customer's Obligations. Customer hereby agrees to use the System and the Facilities to maintain records and generate output related to the Contracts. Customer, with computer equipment and through transmission facilities installed on its premises, shall transmit the Data to the Facilities using all control procedures available under the System of which Customer is advised, in the formats and form specified by CSC, and in conformity with the System reference manuals delivered to Customer, so that the output produced by the System and the Facilities shall be complete and accurate when it is generated. All such data transmitted by Customer remains the exclusive property of Customer. Using normal audit and control procedures, Customer shall verify all output received hereunder. Customer shall promptly advise CSC of any errors or mistakes in the Data transmitted to CSC's Facilities, the records maintained, or output generated hereunder.

2.4 Data Errors. In the event Customer shall erroneously transmit Data or shall transmit incorrect Data to CSC's Facilities, Customer shall correct such Data and retransmit the same to CSC's Facilities. Customer shall be responsible and liable for the cost or expense of regenerating any output if Customer shall have failed to transmit any such Data or to verify any such Data when it is generated by CSC's System and Facilities.

2.5 System Errors. In the event a malfunction of the System causes an error or mistake in any record or output during the term of this Exhibit, CSC shall at its expense correct and reprocess such records or and regenerate any affected output, if Customer shall have promptly notified CSC in writing of such error or mistake. However, CSC shall not be responsible or liable for any changes, alterations, modifications in the records or failure to maintain the same if Customer shall have made such changes, alterations, or modifications or shall be the cause of such failure to maintain the same.

2.6 Back-up of Computer Files. CSC shall maintain back-up computer tape files on a daily basis stored in an off-premises location. The purpose of back-up and recovery procedures is to permit file recovery in the event of destruction of normal processing files. Customer may review the procedures in effect and inspect the storage facility upon reasonable notice.


Confidential                        Page 3 of 13                        04/17/00

2.7 Audits of Records and Data. Customer or its duly authorized independent auditors have the right under this Exhibit to perform on-site audits of records and data directly pertaining to the Contracts in accordance with reasonable procedures and at reasonable frequencies. Customer shall reimburse CSC for all of its costs and expenses (including Time and Materials) incurred in connection with such audits. At the request of Customer, CSC will make available to Customer's auditors and representatives of the appropriate regulatory agencies all reasonably requested records and data.

2.8 Customer's Authorized Personnel. No later than the effective date of this Exhibit, Customer shall furnish to CSC a "Schedule of Authorized Personnel", that lists all persons authorized to give instructions to CSC with respect to any matter arising in connection with this Exhibit and the title, address, and telephone number of such persons. During the term of this Exhibit, Customer shall immediately provide CSC with written notice of any change to such Schedule. At any time during the term of this Exhibit, CSC may apply to a person listed on such Schedule with respect to any matter arising in connection with this Exhibit. Customer shall ensure that such person responds promptly to such application.

2.9 Alterations to Processing. CSC shall have the right, at any time, and from time to time, to alter the System and any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, so long as no such alterations shall materially change or affect the operations and procedures of Customer in using or employing CSC's System or Facilities hereunder without the consent of Customer, which such consent shall not be unreasonably withheld.

3.       TERM

3.1 Initial and Renewal Terms. Subject to termination as hereinafter provided, this Exhibit shall remain in force and effect for a period of three (3) years (the "Initial Term") and thereafter for successive periods of one year (each a "Renewal Term") at the end of the Initial Term and each Renewal Term.

3.2      Termination.  This Exhibit may be terminated:

         a. by written notice of termination from one party to the other at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term;

         b. by written agreement of the parties;

         c. pursuant to the General Terms and Conditions portion of this Agreement (other than for nonpayment for services provided pursuant to a Work Assignment).

3.3 Post-Termination Processing. If CSC elects to terminate this Exhibit pursuant to Section 3.2, except for reasons of nonpayment of fees and charges or breach of confidence and if Customer shall so request in writing, CSC shall continue to provide to Customer the services described in this Exhibit in accordance with the terms of this Exhibit for a period of six (6) months following such termination at 135% of the fees (including, though not limited to, any Processing Fees, as fully described in Section 4.2) in effect for the month immediately preceding such six (6) months period.

3.4 Post-Termination Conversion Assistance. In the event that this Exhibit is terminated for any reason, CSC agrees that, in order to assist in providing uninterrupted service to Customer, CSC shall offer reasonable assistance to Customer in converting the records of Customer from the System to whatever service or system is selected by Customer, subject to reimbursement of CSC for such assistance at CSC's then-current Standard Time and Materials Rates (less any applicable discount).

4.       FEES AND EXPENSES

4.1 Implementation Fees. CSC shall charge Customer for the implementation services set forth in Section 2.1 of the Exhibit on a Time and Materials Basis at CSC's Standard Time and Materials Rates.

4.2 Processing Fees. During the first year of the Initial Term, CSC shall charge Customer the following fees:

                  a. an annual Active Contract Fee, as set forth below, billed at one-twelfth of the annual fee each month per Contract or the minimum fee of $100,000, for such Contracts that contained assets during the month or was in one of the following statuses on the last working day of the month:

                  -      Active                   -     Disabled

                  -      Pending Death            -     Awaiting Initial Payment

                  -      Lapse Pending            -     Incomplete


Confidential                        Page 4 of 13                        04/17/00

                  The annual active fees are as follows:

                  (i) For the first 100,000 contracts processed, the annual fee per contract shall be $7.97,

                  (ii) for the next 50,000 contracts processed, the annual fee per contract shall be $7.46, and

                  (iii) for contracts processed in excess of 150,000, the annual fee per contract shall be $7.20.

         b. an annual Inactive Contract Fee of $2.10, billed at one-twelfth of the annual fee each month per Contract that was in one of the following statuses on the last business day of the month:

                  -      Canceled                    -     Not Taken

                  -      Dead                        -     Rescinded

                  -      Free Look                   -     Surrendered

                  -      Canceled Free Look          -     Terminated

                  -      Inactive                    -     Free Look

                  -      Lapsed                      -     Cancel Free Look Cash

                  -      Matured

         c. an annual Pended Contract Fee $6.50 per contract, billed at one-twelfth of the annual fee each month per Contract. Pended Contracts are defined as those policies that are on Rapid Entry System on the last business day of the month. Upon full conversion of Customer's System to System release 15.0, or greater, CSC shall no longer charge Customer any Pended Contract Fees.

         d. a Disaster Recovery (Hot Site) Base Fee of $10,000 per year and an annual rate of $0.50 per active Contract, billed at one-twelfth of the annual fee each month.

         e. Computer utilization and DASD usage will be charged for the Development regions for Enhancements to the System and for the Model Office region at the then current Standard Time and Material Rates.

4.3      Fee Increases During Term. During each year of this Exhibit (unless
         Section 4.4 of this Exhibit applies), the fees set out in Section 4.2 of this Exhibit shall increase the greater of (a) 5.0% or (b) the annual percentage increase in the Consumer Price Index for Urban Consumers, All Cities Average, For All Items (1984-1986 = 100), as published by the Bureau of Labor Statistics of The United States Department of Labor ("Index") during the most recent 12 month period for which figures are available, on each anniversary of the effective date of this Exhibit. In the event the Bureau of Labor Statistics of The United States Department of Labor shall stop publishing the Index or shall substantially change the content or format thereof, the parties shall substitute another comparable measure published by a mutually agreeable source. However, if such change is merely to redefine the base year for the Index, the parties shall continue to use the Index but shall make such conversions as are necessary. At least ninety (90) days prior to such increase, CSC shall give Customer written notice of this increase.

4.4 Fee Increases Between Terms. At least ninety (90) days prior to the end of the Initial Term or any Renewal Term, CSC shall give Customer written notice if CSC desires to change its fees or charges by a greater percent than would be permitted under Section 4.3 of this Exhibit or desires to change the manner of payment or to change any of the other terms and conditions of this Exhibit. If CSC and Customer do not agree to such changed fees and charges, the manner of payment or other terms and conditions before the end of the term during which such notice is given by CSC, this Exhibit shall terminate at the end of such term unless CSC, withdraws the proposed changes.

4.5 Expenses. Customer shall also reimburse CSC for all reasonable reimbursable expenses incurred by CSC in the performance of this Exhibit, including the costs of:

         a. postage or overnight express delivery for mailing communications to Customer;

         b. long distance telephone calls and facsimile (fax) transmission to or from Customer and to or from policy owners;

         c. any telecommunications lines and related equipment installed to provide primary and back-up support for on-line access to the System, transmission capabilities between the parties' mainframes, or communication between the parties, including CRT's and related mini-computer equipment;

         d.       travel, meal and lodging expenses;



Confidential                        Page 5 of 13                        04/17/00

         e. equipment (including maintenance) which is provided to or obtained by CSC for purposes of this Exhibit, including costs under CSC leases and maintenance agreements with third parties for such equipment, including leases and maintenance agreements which may extend beyond the termination or expiration of this Exhibit; and

         f. annual system audits performed by independent auditors, to be apportioned among all users of the System and Facilities. Upon Customer's written notice to CSC prior to the commencement of any such system audit, Customer may decline such system audits.

5.       REPRESENTATIONS AND WARRANTIES OF CSC

5.1      CSC represents and warrants to Customer as follows:

         a. It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

         b. It is empowered under applicable laws and by its charter and bylaws to enter into and perform the services contemplated in this Exhibit.

         c. All requisite corporate proceedings have been taken to authorize it to enter into and perform the services contemplated in this Exhibit.

         d. It has and will continue to have and maintain the necessary facilities, equipment, and personnel to perform its duties and obligations as set forth under this Exhibit.


5.2 Year 2000 Warranty. If Customer requests to upgrade the System to release 15.0 or greater, and such upgrade is performed, CSC warrants that for the period that this Exhibit remains in effect, operation of the upgraded System with its Specifications will not be impaired by occurrence of dates of January 1, 2000 and later in program data, and that, within the range of dates supported by the System, arithmetic, comparison, sorting, day-of-week and day-of-year functions will produce expected results (including correct leap year calculations). If, no later than December 31, 2002, Customer notifies CSC in reasonable detail of a breach of the foregoing warranty that occurred in the sixty
         (60) days prior to such notice, then CSC shall provide assistance to diagnose, analyze, and correct such breach within a commercially reasonable period of time. THIS SHALL BE CUSTOMER'S SOLE REMEDY FOR ANY SUCH BREACH, TO THE EXCLUSION OF ALL OTHER REMEDIES, EVEN IF SUCH LIMITATION CAUSES THIS WARRANTY OR ITS REMEDY TO FAIL OF THEIR ESSENTIAL PURPOSES.


         Excluded from the foregoing are any Customer-Specific Errors, which means any Error that is caused by any of the following: improper use of the System by Customer; incorrect or incomplete data or input provided for the System; use with the System of any modifications other than a CSC-provided modification or a CSC system release; the limitations or incompatibilities of operating systems, systems software, utilities, hardware, or peripheral devices used with the System; previously-stored data, data exchanged with other programs, and other components of the computer system environment in which the System is used; or any other failure not caused by CSC.

5.3 THESE WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.       REPRESENTATIONS AND WARRANTIES OF CUSTOMER

         Customer represents and warrants to CSC as follows:

         a. It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

         b. It is empowered under the applicable laws and regulations and by its charter and bylaws to enter into and perform this Exhibit.

         c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Exhibit.

         d. All of the prospectuses, contracts and other forms provided or required by Customer shall have been approved by all required regulatory agencies and shall be in compliance with all Federal, state, and local laws and regulations.

         e. It has and will continue to comply with all laws with respect to the Contracts and it has and will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of the Contracts.


Confidential                        Page 6 of 13                        04/17/00

         f. Customer has determined that it can use the System and the Facilities for administration activities with respect to the Contracts.

7.       INDEMNIFICATION

         CSC shall not be responsible for, and Customer shall indemnify and hold CSC harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments, and liability which may be asserted against CSC or for which it may be held liable, arising out of or attributable to:

         a. Customer's refusal or failure to comply with the terms of this Exhibit, or Customer's action or willful misconduct, or Customer's breach of any representation or warranty hereunder, or Customer's errors and mistakes in the use of the System, Facilities and control procedures;

         b. CSC's reliance on, or use of, in performing its duties and obligations hereunder, information, data, records and documents received by CSC from Customer, its custodian or other agents;

         c. any action taken or omitted in reliance on or performance of any instructions or requests of Customer made by any persons listed on the "Schedule of Authorized Personnel" for which
                  Section 2.7 of this Exhibit provides;

         d. any disclosure of the Data or other information furnished by Customer to the extent that CSC is required by law to make such disclosure; and

         e. any other actions taken or omitted by CSC in the performance of this Exhibit, provided such actions are taken in good faith and due diligence.


Confidential                        Page 7 of 13                        04/17/00

                           VANTAGE-ONE LICENSE EXHIBIT

         This Exhibit is a part of the CSC Customer Agreement dated April 1, 1998 (the "Agreement"), between Computer Sciences Corporation ("CSC") and Manufacturers Life Insurance Company of North America ("Customer").
All terms of the Agreement apply to this Exhibit.

1.       LICENSE GRANT

         CSC grants Customer a nonexclusive, nonassignable license to use the VANTAGE-ONE System described below on the terms stated in this Exhibit and the General Terms and Conditions portion of the Agreement.

2.       SOFTWARE PRODUCT DESCRIPTION

         This license permits Customer to use the elements of VANTAGE-ONE release number 15.0 (VSAM mainframe version) checked below:

          X       VANTAGE-ONE Architecture

                  Additional components:

                   X       Annuities Administration

                   X       Annuities Funds Expansion

                   __      Interest Sensitive Whole Life Administration

                   __      Traditional Life Administration

                   __      Universal Life/Variable Universal Life Administration

         __       VANTAGE-ONE Distribution Support System

         __       VANTAGE-ONE Insurance Publishing System

         __       VANTAGE-ONE New Business/Underwriting System

         X        VANTAGE-ONE Repetitive Payment System

         At any time during the term of this Exhibit, Customer may exchange, without an additional fee, the version of the Licensed System that is licensed to Customer (the "old version") for the then current Release of the DB2 mainframe version of the Licensed System (the "new version"), as set out below. Upon Customer's request, CSC shall deliver the new version to Customer and, unless otherwise agreed in writing, Customer shall be responsible for implementing the new version within six months after delivery. Customer's license to the old version shall terminate upon the new version first being used in production. Upon such termination, Customer shall comply with the second paragraph of
         Section 11 of the General Terms and Conditions portion of this Agreement with respect to the old version. Under no circumstance shall Customer be entitled to simultaneously use two versions of the Licensed System in production. If CSC, after proper notice, agrees to assist Customer in such implementation, installation or conversion, such assistance shall be subject to the charges at CSC's Standard Time and Materials Rates (less applicable discounts) and subject to mutual agreement as to scheduling.

         CSC grants Customer the option to exchange, without any additional fees and prior to any installation of the VANTAGE-ONE Repetitive Payment System, the mainframe version of the VANTAGE-ONE Repetitive Payment System for the LAN version. Customer shall provide CSC prior written notice of such request to exchange said versions.

3.       OPTION TO LICENSE DSS

         Customer may at any time opt to obtain a license hereunder to the VANTAGE-ONE Distribution Support System ("DSS") upon written notice to and payment of an additional license fee to CSC. If Customer elects this option not later than June 1, 1999, the additional license fee shall be Two Hundred Sixty Thousand ($260,000.00 USD) Dollars; if Customer elects this option after June 1, 1999, the additional license fee shall be the then-current license fee for DSS.

4.       TERM

         This Exhibit and the license granted by this Exhibit shall be in effect for a term beginning on the effective date of this Exhibit and continuing thereafter unless terminated according to the terms of the Agreement.


Confidential                        Page 8 of 13                        04/17/00

5.       SCOPE OF LICENSE

         Customer shall use the VANTAGE-ONE System only to process the data of itself and its wholly-owned United States or Canadian subsidiaries that have agreed in writing and for CSC's benefit to abide by the terms and conditions of this Agreement with respect to use and confidentiality of the VANTAGE-ONE System.

         Customer's license to use the VANTAGE-ONE System is subject to all of the terms and conditions of the Agreement and this Exhibit. CSC reserves all rights not expressly granted to Customer.

6.       SITE

         Customer shall install the VANTAGE-ONE System in order to process data at a single site located in the United States, or Canada, and shall use the VANTAGE-ONE System to manage data at a single site located in the United States, or Canada. The installation site and use site need not be the same site. Prior to Customer's installation and use of the VANTAGE-ONE System, Customer must seek the prior written consent of CSC for the installation and use sites locations. Customer must always seek the prior written consent of CSC for any transfer of the VANTAGE-ONE System to a different processing or managing location. CSC will give its consent to a transfer to a single location located within the United State or Canada and controlled, managed, and either owned or leased by Customer unless CSC has reason to believe the confidentiality of the VANTAGE-ONE System will be compromised. Customer may remotely use the Licensed System only from any facilities within the United States or Canada that are controlled, managed, and either owned or leased by Customer.

7.       LICENSE FEE

         Customer shall pay CSC a license fee of Seven Hundred Ninety Thousand ($790,000.00 USD) Dollars as follows: twenty-five (25%) percent on the effective date of this Exhibit and seventy-five (75%) percent on January 1, 2000.

8.       CUSTOMER RESPONSIBILITIES

         Installation of the VANTAGE-ONE System and conversion of data files shall be the sole responsibility of Customer. If CSC, after proper notice, agrees to assist Customer in such installation or conversion, such assistance shall be subject to the charges at CSC's Standard Time and Materials Rates (less applicable discounts) and subject to mutual agreement as to scheduling.

9.       DELIVERY

         CSC will deliver one (1) copy of the source code and documentation that comprises the VANTAGE-ONE System.


Confidential                        Page 9 of 13                        04/17/00

                   VANTAGE-ONE ENHANCEMENT AND SUPPORT EXHIBIT

         This Exhibit is a part of the CSC Customer Agreement dated April 1, 1998 (the "Agreement"), between Computer Sciences Corporation ("CSC") and Manufacturers Life Insurance Company of North America ("Customer").
All terms of the Agreement apply to this Exhibit.


1.       DEFINITIONS

         For the purpose of this Exhibit:

1.1 Specifications -- means the specifications included in the most recent edition of the formal documentation distributed by CSC to licensees as part of the VANTAGE-ONE System. Where conflicts in the documentation arise, the most recent publication shall prevail.

1.2 VANTAGE-ONE System -- means the VANTAGE-ONE System as defined in the VANTAGE-ONE License Exhibit that is a part of the Agreement.

1.3 Current Base System -- means the most current version of the VANTAGE-ONE System as maintained by CSC in its offices and as described in the Specifications. Current Base System does not include any modification or program change to the VANTAGE-ONE System, whether made by CSC or Customer, unless explicitly designated a part of the "Base System" by CSC in a written agreement with Customer.

1.4 Production System -- means the VANTAGE-ONE System as altered by those Releases and other modifications that Customer shall have chosen to apply, said system being used for either testing or productive operation.

1.5 Customer-Created Error -- means improper use of the Production System by Customer, incorrect or incomplete data or input provided for the Production System by the Customer, use with the Production System of any modifications outside of a Release that cause the Production System to fail to conform to Specifications, any failure of the Production System which could have been avoided through Customer's updating of the Production System to the level of the Current Base System within ninety
         (90) days of its availability, any failure of the Production System caused by usage of the Production System with other operating systems or systems software, any failure of the Production System caused by usage of the Production System with hardware or peripheral devices not compatible with the Current Base System, or any other failure of the Production System caused by failure of the Production System to conform to Specifications which is not caused by CSC.

1.6 Release -- means a collection of program and documentation changes (revisions, deletions, and/or additions) and associated installation instructions which are periodically made available to Customer for the purpose of updating the Current Base System to produce a new Current Base System.

1.7 Documentation Error -- means a statement in the Specifications that does not properly describe the functions performed by the Current Base System or the manner in which the Current Base System is to be used.

1.8 Program Error -- means a defect in the Current Base System which prevents the Current Base System from performing a function described in the Specifications.

2.       CSC SERVICES

         CSC shall provide Customer with the following services. Customer may use these services only from the single site at which Customer is entitled to have the VANTAGE-ONE System installed.

2.1 Updates and Enhancements. CSC will notify Customer of all new Releases of the VANTAGE-ONE System that are made generally available to licensees of the VANTAGE-ONE System during the term of this Exhibit other than functional enhancements that are licensed separately by CSC. Upon request by Customer, CSC shall deliver such Releases to Customer.

2.2 Error Notification and Diagnosis. Customer will notify CSC of any suspected Program Error or Documentation Error discovered by Customer in writing on a form furnished by CSC. CSC will diagnose reported errors. Customer will give CSC any available information and reasonable assistance needed to diagnose reported errors. Customer may also call CSC during standard business hours to discuss the error.

2.3 Error Correction. If CSC and Customer determine that a reported error is a Program Error or Documentation Error and not a Customer-Created Error, then CSC shall prioritize the error in accordance with its impact on the operations of licensees of the VANTAGE-ONE System. Without further charge and in accordance with such priority, CSC shall make such modifications as are required to correct reported errors using the Current Base System and CSC test data, and shall include the modifications in a future Release. If an immediate correction is needed for a Program Error, CSC will use its best efforts to provide Customer with a temporary

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
         fix, if such a temporary fix is available, until correction for the error can be included in a future Release. Special provisions may be made with Customer to supply "paper corrections" on a mutually agreed basis.

2.4 Re-release of the Base System. CSC will keep on file at its facilities a copy of the most recent version of the Current Base System, including code and documentation. At any time during the term of this Exhibit after the initial delivery of the VANTAGE-ONE System to Customer, Customer may make a written request for delivery of a copy of the Current Base System. CSC will deliver to Customer pursuant to Section 3, a copy of the most recent version of the Current Base System for which the testing process has been completed.

2.5 System Release Support. CSC shall only support the Current Base System and the immediately prior Release.

2.6 Use of Networks. If CSC's computer center and Customer's computer center are linked by a telecommunications network, where practicable CSC will provide error correction and reporting services over the network if Customer so requests. Set-up and usage charges for the network are not included in this Exhibit.

3.       DELIVERY

         Delivery of copies of the Current Base System will consist of the delivery of the code and documentation which CSC identifies as part of each Release. Delivery may be accomplished by the delivery to Customer of one (1) copy of such code and documentation on any medium or mediums generally accepted in the data processing industry and reasonably selected by CSC, or by electronic transmission from CSC to Customer. Documentation may be delivered on magnetic or other media, or by electronic transmission. Customer may make additional copies of documentation as reasonably necessary for Customer's internal use within the scope of Customer's license to the System. Delivery of copies of the Current Base System will be subject to additional charges pursuant to Section 7.3. In order to avoid maintaining multiple versions of the VANTAGE-ONE System, CSC may include modules or enhancements which Customer is not licensed to use along with Releases or copies of the Current Base System distributed to Customer. Customer agrees that it will use only those portions of the VANTAGE-ONE System to which it holds a license from CSC.

4.       ON-SITE SERVICES

         The services described in this Exhibit shall be performed at CSC's facilities and provided to Customer by phone, telecommunications network, mail, or commercial delivery service, unless Customer requests on-site service at Customer's facilities. At Customer's request, CSC will provide on-site service, subject to the availability of CSC personnel. The resources used in providing Customer with on-site service shall be billed to Customer at Standard Time and Material Rates.

5.       CUSTOMER-CREATED ERRORS

         If a reported problem is determined to be a Customer-Created Error, then Customer shall pay CSC for the services rendered by CSC in analyzing the problem. Customer may request the services of CSC to correct such problems. If CSC provides such services, Customer shall pay CSC for those services at CSC's Standard Time and Materials Rates.

6.       TERM

         This Enhancement and Support Exhibit shall take effect upon the effective date of this Exhibit and shall continue for three (3) years (the "Initial Term"), unless sooner terminated as provided for in the Agreement. Unless either party provides the other with at least 180 days prior written notice of non-renewal, this Enhancement and Support Exhibit shall automatically renew for an additional period equal in duration to the Initial Term (a "Renewal Term") upon the expiration of the Initial Term and each subsequent Renewal Term.

7.       PAYMENTS

7.1 Payment Schedule. CSC shall invoice Customer a for the enhancement and support fee at the beginning of each month of the term of this Exhibit. The fee shall be $13,825.00 USD per month during the first year of the term and shall increase annually thereafter by 10% of the fee during the previous year. After the initial term, the fee shall be CSC's then-current fee.

7.2 Travel. In addition to the payments provided for above, Customer shall pay CSC for all reasonable travel and lodging expenses incurred by CSC in providing services under this Exhibit. Customer is responsible for all travel and lodging expenses of its own employees.

7.3 Invoices. CSC shall invoice Customer monthly in arrears at CSC's Standard Time and Materials Rates for services provided hereunder at Customer's request that are not included in Section 2, including the following: network charges, delivery charges, time and materials used in producing second and subsequent copies of any documentation, long-distance telephone charges, mailing expenses, tape usage charges, paper usage charges,


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
         and any other services or materials which CSC is not specifically obligated to provide under the terms of this Exhibit.

8.       WARRANTY

8.1 Year 2000. CSC warrants that, for the period that this Exhibit remains in effect, operation of the VANTAGE-ONE System in accordance with its Specifications will not be impaired by occurrence of dates of January 1, 2000 and later in program data, and that, within the range of dates supported by the VANTATE-ONE System, arithmetic, comparison, sorting, day-of-week and day-of-year functions will produce expected results (including correct leap year calculations). If, no later than December 31, 2002, Customer notifies CSC in reasonable detail of a breach of the foregoing warranty that occurred in the sixty (60) days prior to such notice, then CSC shall provide assistance to diagnose, analyze, and correct such breach within a commercially reasonable period of time. THIS SHALL BE CUSTOMER'S SOLE REMEDY FOR ANY SUCH BREACH, TO THE EXCLUSION OF ALL OTHER REMEDIES, EVEN IF SUCH LIMITATION CAUSES THIS WARRANTY OR ITS REMEDY TO FAIL OF THEIR ESSENTIAL PURPOSES.

8.2 Warranty Exclusions. Excluded from the foregoing are any Customer-Specific Errors, which means any Error that is caused by any of the following: improper use of the System by Customer; incorrect or incomplete data or input provided for the System; use with the System of any modifications other than a Release or a CSC-provided modification; the limitations or incompatibilities of operating systems, systems software, utilities, hardware, or peripheral devices used with the System; previously-stored data, data exchanged with other programs, and other components of the computer system environment in which the System is used; or any other failure not caused by CSC.

8.3 Other Warranties. Otherwise, CSC makes only the warranties stated in the General Terms and Conditions portion of the Agreement in the section titled, "WARRANTY." CSC DISCLAIMS ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION HEREIN.



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
                         CSC WORK ASSIGNMENT NUMBER 002

                            TIME AND MATERIALS BASIS

1.       INCORPORATION OF AGREEMENT

         This Work Assignment is subject to and incorporates the terms of the CSC Customer Agreement dated April 1, 1998 (the "Agreement"), between Computer Sciences Corporation ("CSC") and Manufacturers Life Insurance Company of North America ("Customer").

2.       SERVICE DESCRIPTION

         CSC will provide Customer with services for new modifications (some of which are unknown at this point) to Vantage-One in order to support the ongoing implementation of Vantage-One, which may include conversion of a block of business to Vantage-One (the "Services"). As part of the Services, CSC will assist Customer in the design and development of such modifications as Customer directs. Assistance provided by CSC shall consist of project management, business analysis and programming support of 240 person-months with an option to purchase an additional fifty (50) person-months. This option may be exercised by prior written notice to CSC. The person-months will be used in one-person-month increments as determined and directed by a representative of Customer.

3.       CHARGES

3.1      Personnel Rates.

         During the Term of this Work Assignment, CSC agrees to provide and Customer agrees to purchase a minimum of 80 person-months per year of CSC consulting services at a rate of $22,500 per person-month ("Committed Purchase"). CSC shall invoice Customer for such person-months, as they are used, in one person-month increments. Any unused portion of the Committed Purchase remaining at the end of each year of the Term set out below shall be invoiced on March 31 of the following year. A person-month is defined as the full-time services of one CSC employee for a full month, less interruptions for sick leave and holiday leave and for CSC's normal scheduled holidays.

         The additional 50 person-months that Customer may purchase by exercising its option set out above shall be charged at a rate of $22,500 per person-month. Any additional work for the remainder of the term will be CSC's then current Standard Time and Material rates at a 20% discount.

3.2 Computer Charges. All computer usage will be charged at CSC's Standard Time and Materials Rates.

3.3 Reimbursable Expenses. Customer will reimburse CSC for expenses incurred in providing the Services as described in this Work Assignment.

4.       RESOURCE ALLOCATION CHANGES

         Except for removal of personnel for non-performance (as agreed upon by the parties), Customer agrees to provide CSC sixty (60) days' prior written notice for any other personnel changes and that any such changes will not involve more than fifty (50) percent of the total number of personnel over a three month period; Customer further agrees to provide CSC thirty (30) days' prior written notice of Customer's decision to temporarily delay provision of the Services. Customer also agrees that CSC and Customer will review personnel allocation on a quarterly basis.

5.       TERM

         The services provided under this Work Assignment shall be for a period of 36 months from March 31, 1999 through March 31, 2002.

6.       LOCATION OF SERVICES

         The services will be performed primarily at the following locations:

         Any of CSC's service facilities in the United States or Canada and Customer's facility in Boston, MA.


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